Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent, Jr. / V.P., IR and Corp. Comm.
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5926
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals, Inc. Announces XIAFLEX™ Meets Primary Endpoint with Statistical Significance (p <0.001) in CORD I Pivotal Phase III Study for Dupuytren’s Contracture

XIAFLEX also Meets Primary Endpoint (p<0.001) in Australian CORD II Phase III Study

Pharmacokinetic Study Demonstrates Lack of Systemic Exposure of Xiaflex

Serious Adverse Events Occurring at a 0.33% Rate per XIAFLEX injection

Conference call scheduled for today, June 3, at 8:45 a.m. Eastern Time

MALVERN, PA., June 3, 2008 — Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL) today announced positive top-line efficacy and safety results from the CORD I and CORD II phase III clinical trials for XIAFLEX™ (clostridial collagenase for injection) in the treatment of Dupuytren’s contracture. Each of the CORD I and II trials successfully met the primary endpoint, a reduction in the angle of a patient’s joint contracture to < 5° of normal, as measured by digital goniometry, 30 days after the last injection. The Company also released results of a Pharmacokinetic (“PK”) Study that demonstrate the lack of systemic exposure of XIAFLEX in patients treated for Dupuytren’s contracture. The most common adverse events in the CORD I and II and PK studies were consistent with adverse events reported in previous trials and included pain, swelling, bruising and pruritis at the injection site and transient lymph node swelling and pain. In over 2,000 XIAFLEX injections administered in approximately 850 patients through the end of May 2008, a total of seven serious adverse events (“SAEs”) possibly related to study drug have been reported, five of which are related to tendon or ligament injury (rate per injection = 0.24%).

“We believe that this is a great day for the patients who suffer from Dupuytren’s contracture, the physicians who treat the disease, and Auxilium, as XIAFLEX appears to offer a safe and effective, non-surgical treatment for Dupuytren’s contracture,” said Armando Anido, Auxilium’s Chief Executive Officer and President. “We expect the results of these trials, together with all previous clinical and pre-clinical data, will enable us to submit a Biologics License Application for XIAFLEX in Dupuytren’s contracture in early 2009. I wish to thank all the patients, investigators and Auxilium employees who contributed to these trials.”

CORD I Efficacy Results

CORD I is the largest placebo-controlled study ever conducted in Dupuytren’s contracture patients and the second U.S. pivotal phase III study for XIAFLEX in Dupuytren’s contracture. A total of 306 patients evaluable for efficacy enrolled in 16 clinical sites across the U.S., with 203 patients receiving XIAFLEX and 103 receiving placebo in the double-blind portion of the study. The joints were stratified 2:1 Metacarpal Phalangeal Joint, or MP joint, to Proximal Intra-Phalangeal, or PIP joint. The primary endpoint was met with 64% (130 of 203) of patients’ primary joints treated with XIAFLEX achieving < 5° of normal contracture, compared to only 6.8% (7 of 103) of patients’ primary joints treated with placebo (p< 0.001). On average, Dupuytren’s contracture patients who achieved the primary endpoint received 1.5 XIAFLEX injections.

In addition to the primary endpoint, there were 26 secondary endpoints that were measured, each of which was met with statistical significance. The Company believes two important secondary endpoints are the difference between the pre- and post-treatment contracture angles and whether patients achieved at least a 50% reduction in their contracture compared to baseline. First, the average percent improvement in contracture from baseline was 79.3% (50.2° average contracture at baseline down to 12.2° average contracture after treatment) for primary joints treated with XIAFLEX, compared to placebo patients, where the average percent improvement in contracture from baseline was 8.6% (49.1° average contracture at baseline down to 45.7° average contracture after placebo treatment) (p<0.001). Second, 84.7% of patients (172 of 203) treated with XIAFLEX achieved at least a 50% reduction in their primary joint contracture from baseline, compared with 11.7% of patients (12 of 103) treated with placebo (p<0.001).

Dr. Lawrence Hurst, M.D., Professor and Chair, Department of Hand Surgery, Department of Orthopaedics of the Health Science Center, State University of New York at Stony Brook, an investigator in the CORD I clinical trial, said, “I believe these clinical results are very encouraging for patients with Dupuytren’s contracture. As a surgeon, I am pleased to get contracture improvement to < 5° of normal in 50-60% of patients who undergo surgery. Based on the risk/benefit profile demonstrated in the data released today, I would anticipate that XIAFLEX will offer a strong therapeutic alternative to surgery and could potentially become the new first-line treatment option for Dupuytren’s contracture.”

CORD II Efficacy Results

CORD II enrolled a total of 66 Dupuytren’s contracture patients in five clinical sites across Australia. Forty-five patients received XIAFLEX and 21 received placebo in the double-blind portion of the study. The joints were stratified 1:1 MP to PIP. The primary endpoint was met, with 44.4% (20 of 45) of patients’ primary joints treated with XIAFLEX achieving < 5° of normal contracture, compared to only 4.8% (1 of 21) of patients’ primary joints treated with placebo (p<0.001). On average, Dupuytren’s contracture patients who achieved the primary endpoint received 1.5 XIAFLEX injections.

Within the CORD II study, average percent improvement in contracture from baseline was 70.5% (53.2° average contracture at baseline down to 16.7° average contracture after treatment) for primary joints treated with XIAFLEX. For placebo patients, the average percent improvement in primary joint contracture from baseline was 13.6% (50° average contracture at baseline down to an average 44.3° after placebo treatment) (p<0.001). A >50% reduction from baseline in the affected joint’s contracture was achieved in 77.8% of patients (35 of 45) of all primary joints treated with XIAFLEX compared to 14.3% of patients (3 of 21) for joints treated with placebo (p<0.001).

Top-line Efficacy Results of CORD I and CORD II

	XIAFLEX arm	Placebo arm	p- value
CORD I:
Number of evaluable subjects	203	103
Percentage of contractures achieving <5° of normal	64% (130/203)	6.8% (7/103)	< 0.001
Average percent improvement in contracture from baseline	79.3% (50.2°/12.2°)	8.6% (49.1°/45.7°)	< 0.001
Percentage of contractures achieving >50% reduction	84.7% (172/203)	11.7% (12/103)	< 0.001
CORD II:
Number of evaluable subjects	45	21
Percentage of contractures achieving <5° of normal	44.4% (20/45)	4.8% (1/21)	< 0.001
Average percent improvement in contracture from baseline	70.5% (53.2°/16.7°)	13.6% (50.0°/44.3°)	< 0.001
Percentage of contractures achieving >50% reduction	77.8% (35/45)	14.3% (3/21)	< 0.001

Note: All data applies to primary joint 30 days after last injection

“As described in the available literature on surgery and as we have seen in previous XIAFLEX clinical studies, the CORD I and II trials demonstrate that MP joints generally respond better to treatment than PIP joints, and joints of lesser severity generally respond better than joints of higher severity,” said Dr. Tony DelConte, Chief Medical Officer for Auxilium. “We believe these findings will be well-received by the physician and patient community who have expressed a desire to treat affected joints earlier than current surgical practice.”

Pharmacokinetic Study Results

An open label study was conducted to assess the pharmacokinetics of a single injection of XIAFLEX in 16 subjects with Dupuytren’s contracture. Nine patients with MP contractures and seven patients with PIP contractures were enrolled in the study. No measurable levels of XIAFLEX were detected in plasma from 5 minutes to 30 days post injection.

Although the study was not designed to measure efficacy in comparison to placebo, 12 of the 16 patients achieved < 5° of normal contracture after their only injection of XIAFLEX.

Adverse Events

The most common adverse events reported in the CORD I and II and PK studies were pain, swelling, bruising and pruritis at the injection site and transient lymph node swelling and pain. These adverse events were consistent with previous trials. No systemic allergic reactions were noted.

In data from the CORD I and II studies, the open label JOINT I and II studies and the PK study, over 2,000 XIAFLEX injections have been administered to approximately 850 patients through the end of May 2008. There have been seven SAEs possibly related to drug (rate per injection = 0.33%). There have been a total of three confirmed tendon ruptures (rate per injection =0.14%), one reported tendon rupture remains unconfirmed (rate per injection = 0.05%), and one pulley ligament injury (rate per injection = 0.05%). Additionally, one complex regional pain syndrome (rate per injection = 0.05%) and one deep vein thrombosis (“DVT”) (rate per injection = 0.05%) occurred. Three SAEs occurred in CORD I (two tendon ruptures and the complex regional pain syndrome), two occurred in JOINT II (DVT and a tendon rupture), one occurred in CORD II (a pulley ligament injury) and one tendon rupture occurred in the PK study.

“In summary, we believe that based on all clinical data for XIAFLEX in Dupuytren’s contracture to date, we are positioned to bring a novel therapeutic to market that has the potential to revolutionize the treatment of Dupuytren’s contracture,” stated Mr. Anido. “The data indicate that approximately 4 out of 5 patients may achieve at least a 50% reduction in their contractures, and we believe the rate of reported serious adverse events compares favorably to the complications of surgery described in the available literature.”

Conference Call

Auxilium will hold a conference call today, June 3, 2008 at 8:45 a.m. ET, to discuss the results of the CORD I and II studies and the PK study and provide updates on the XIAFLEX programs in general. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until July 3, 2008. Reference materials for the conference call also will be available on Auxilium’s web site.

Conference call details:

Date: Tuesday, June 3, 2008

Time: 8:45 a.m. ET

Dial-in (U.S.): 800-322-2803

Dial-in (International): 617-614-4925

Password: 59892572

The reference materials that will be utilized by the Company during the call may be accessed by clicking the “For Investors” tab on the home page of the Company’s web site at http://www.auxilium.com

Web cast: http://www.auxilium.com

To access an audio replay of the call:

Access number (U.S.): 888-286-8010

Access number (International): 617-801-6888

Conference ID#: 29592205

About Dupuytren’s Contracture

Dupuytren’s contracture is a condition that affects the connective tissue that lies beneath the skin in the palm. The disease is progressive in nature. Typically, painful nodules develop in the palm as collagen deposits accumulate. As the disease progresses, the collagen deposits form a cord that stretches from the palm of the hand to the base of the finger. Once this cord develops, the patient’s fingers contract and the function of the hand is impaired. Currently, surgery is the only effective treatment. The incidence of Dupuytren’s contracture is highest in Caucasians, historically those of Northern European descent, with a global prevalence of three to six percent of the Caucasian population. (1) Most cases of Dupuytren’s contracture occur in patients older than 50 years. (2)

The most frequently affected parts of the hand associated with Dupuytren’s contracture are the joints called the Metacarpal Phalangeal Joint, or MP joint, which is the joint closest to the palm of the hand and the Proximal Intra-Phalangeal Joint, or the PIP joint, which is the middle joint in the finger. The little finger and ring finger are most frequently involved. There are currently no drugs approved by the U.S. Food and Drug Administration for Dupuytren’s contracture, which is treated primarily by an open surgical procedure.

(1)	American Academy of Orthopaedic Surgeons. http://orthoinfo.aaos.org/topic.cfm?topic=A00008

(2)	Badalamente, M. A., Hurst, L. C. et al., Collagen as a Clinical

Target: Nonoperative Treatment of Dupuytren’s Disease, The Journal of Hand Surgery, (2002;27A:788-798)

About CORD I

The U.S. pivotal trial is a double-blind, randomized, placebo-controlled study of XIAFLEX with 308 patients enrolled in 16 sites throughout the U.S. The primary endpoint of the study is to determine if XIAFLEX can reduce the contracture angle in metacarpophalangeal (MP) or proximal interphalangeal (PIP) joints to <5 degrees of normal. In CORD I, MP and PIP patients were stratified in a 2:1 ratio.

All patients receiving XIAFLEX in the double-blind portion of the study will be monitored for a minimum of 12 months following initial dosing. After finishing the double-blind portion, XIAFLEX and placebo patients are also eligible to receive additional XIAFLEX injections for either unsuccessfully treated joints or additional untreated joints during an open-label, extended treatment period. This open-label phase was designed to provide further data for the long-term safety and efficacy of XIAFLEX injections in the treatment of Dupuytren’s contracture.

About CORD II

This Australian study is a supportive double-blind, randomized, placebo-controlled study with an open-label extension that enrolled 66 patients in five sites. The design of this study is similar to that of the pivotal U.S. phase III trial (CORD I) and its open-label extension. The primary endpoint was the reduction of contracture angle in MP or PIP joints to <5 degrees of normal. In CORD II, MP and PIP patients were stratified in a 1:1 ratio.

After finishing this double-blind portion, patients from both XIAFLEX and placebo groups will be permitted to receive additional XIAFLEX injections for either unsuccessfully treated joints or additional untreated joints during an open-label, extended treatment period. This open-label phase was designed to provide further data for the long-term safety and efficacy of XIAFLEX injections in the treatment of Dupuytren’s contracture.

About JOINT I and II

In addition to the open-label extensions of CORD I and II, the Company is concurrently conducting two phase III open-label studies in approximately 600 patients. These studies will provide additional safety and efficacy data and will contribute to the safety database that is required for the BLA.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 190-person sales and marketing team. Auxilium has four projects in clinical development. XIAFLEX™ (clostridial collagenase for injection) is in phase III of development for the treatment of Dupuytren’s contracture and is in phase II of development for the treatment of Peyronie’s disease and Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium also has options to all indications using XIAFLEX for non-topical formulations. Auxilium’s transmucosal film product candidate for the treatment of overactive bladder is in phase I of development. Auxilium has one pain product using its transmucosal film delivery system in pre-clinical development and has rights to seven additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the interpretation of clinical data; the significance of clinical data to Auxilium, the patients suffering from Dupuytren’s contracture and the physicians who treat these patients and the degree to which these individuals find the clinical data reported by Auxilium to be compelling; the contribution of the results of CORD I and CORD II, together with all the previous clinical and pre-clinical data, to the Biologics License Application for XIAFLEX for the treatment of Dupuytren’s contracture (the “BLA”); the timing of the filing of the BLA; the importance of certain secondary endpoints in the CORD I trial, including the difference between the pre- and post-treatment contracture angles and whether patients achieved at least a 50% reduction in their contracture compared to baseline; the utility of XIAFLEX in the treatment of Dupuytren’s contracture, including the potential for XIAFLEX as the first-line treatment option for Dupuytren’s contracture; the potential of XIAFLEX to revolutionize the treatment for Dupuytren’s contracture; the benefits of XIAFLEX compared to surgery for the treatment of Dupuytren’s contracture and the ability of XIAFLEX to address the medical need for a non-surgical treatment for Dupuytren’s contracture earlier in the disease process; the period of time during which patients receiving XIAFLEX in the studies will be monitored; and products in development for Dupuytren’s contracture, Peyronie’s disease, Frozen Shoulder syndrome, overactive bladder, pain, hormone replacement and urologic disease. All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for the Company, statements regarding forward-looking financial information and other statements containing the words “believe,” “appears,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, constitute forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including further evaluation of clinical data, results of clinical trials, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 under the heading “Risk Factors”, which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “Investor Relations — SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this release.

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